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                                                                  EXHIBIT (a)(4)


    [TRANSCRIPT OF EMAIL TO EMPLOYEES ON APRIL 27, 2001 FROM ERIC WILLGOHS]

To:  Broadbase Employees

     As Chuck announced yesterday, Broadbase's board of directors has authorized a stock option exchange program. This is a voluntary program in which current stock options that are underwater can be exchanged for a new option.

     The attached Offer to Exchange and Letter of Transmittal describe this stock option exchange program in detail, including the possible benefits and risks of this program. Please take the time to carefully review the documents and consider your decision carefully. Our board of directors makes no recommendations as to whether you should participate in the option exchange program, and we urge you to consult with your own advisors regarding your decision. If you decide to participate in the program, you need to return the Letter of Transmittal to us no later than 9:00 P.M., PACIFIC DAYLIGHT TIME, ON
                                          ------------------------------------
MAY 24, 2001.
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     If you have any questions about the stock option exchange program, please contact Lydia Terrill, Stock Administrator of Broadbase, by telephone at (650) 614-8379 or by email at stock@broadbase.com.